UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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BOISE CASCADE COMPANY
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Notice of Annual Shareholders’ Meeting and Proxy Statement
2019

March 22, 2019

Fellow Shareholders:

You are cordially invited to join us for our 2019 annual meeting of shareholders, which will be held on Thursday, May 2, 2019, at 9:30 a.m. Mountain Time, in Meeting Place 1 at the Hyatt Place Boise, 1024 W Bannock St., Boise, ID 83702. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2019 annual meeting of shareholders, it is worth reflecting on the year just completed.  In 2018, our full year financial results, excluding facility sale and closure changes, were at the highest levels we have delivered since our IPO in 2013, and, despite the largest drop in commodity pricing in 20 years, both businesses were well-managed and worked diligently to minimize the impact.  Additionally, we took several actions (discussed in more detail on page 2) to lower costs and increase our strategic focus in manufacturing and to accelerate growth in distribution.

As a reflection of our progress toward executing our long-term strategy, and as a way to return capital to you – our shareholders – we returned $55 million to our shareholders in 2018 through our quarterly dividend, an additional one-dollar-per-share dividend, and share repurchases. It is our intention to continue to return excess capital to our shareholders when we have not identified suitable growth opportunities for the businesses. We believe that our continued execution on our long-term growth plan will help ensure that our shareholders reap the benefits of our strategy and investments in the years to come.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote your shares promptly. If you will note vote your shares at the meeting, you may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,

Tom Corrick

Chief Executive Officer

Boise Cascade Company

1111 West Jefferson Street

Suite 300

Boise, ID 83702

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

May 2, 2019, at 9:30 a.m., Mountain Time

Meeting Place 1; Hyatt Place Boise

1024 W. Bannock St., Boise, ID 83702

To the Shareholders of Boise Cascade Company:

The 2019 annual meeting of shareholders of Boise Cascade Company will be held at the above date, time, and location, for the following purposes:

1.	To elect three Class III directors to the Company’s board of directors, each to serve a three-year term;
2.	To hold an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers disclosed in the attached proxy statement (say-on-pay);
3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and
4.	To conduct other business properly presented at the meeting.

To vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, no later than 11:59 p.m. Eastern Daylight Time on Wednesday, May 1, 2019 for any shares you hold directly. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of the Company’s common stock at the close of business on March 6, 2019 are entitled to notice of, and to vote at, the meeting.

Many of Boise Cascade’s shareholders received their 2018 proxy materials and annual report electronically. If we mailed you a Notice of Internet Availability of Proxy Materials or a printed copy of our proxy statement and annual report, we encourage you to help us efficiently and cost-effectively communicate with you by receiving these materials by email in the future. You can choose this option by:

●	Following the instructions provided on your proxy card or voting instruction form if you received a paper copy of the proxy materials;
●	Following the instructions provided when you vote over the Internet; or
●	Reaching out to your broker for its specific instructions.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2019. The Notice of the Annual Meeting of Shareholders, Proxy Statement, and 2018 Annual Report are available at www.proxyvote.com, as set out in the proxy card, and on page 38 of the proxy statement.

By order of the Board of Directors,

Jill M. Twedt

Vice President, General Counsel and Secretary

Boise, Idaho

March 22, 2019

PROXY SUMMARY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to “Boise Cascade,” the “Company,” “we,” “our,” or “us” refer to Boise Cascade Company.

Our proxy statement and 2018 Annual Report are available at www.proxyvote.com as set forth on page 38. The proxy materials, including this proxy statement and form of proxy, are being distributed and made available on or about March 22, 2019.

Purpose and Strategy

Boise Cascade’s strategy is to become the premier integrated manufacturing and wholesale distribution company for building products. As a leading manufacturer and distributor of building materials, we bring people, products, and services together to build strong homes, businesses, and communities that stand the test of time. At Boise Cascade, we truly care about relationships with our teammates, customers, suppliers, shareholders, and the communities where we operate. We approach the way we do business with these core values:

●	Integrity
We are our word. Integrity goes beyond the lasting structural strength of our products. Integrity is our uncompromising commitment to do the right thing. We nurture long-term relationships every day, in everything that we do.

●	Safety
We each have the responsibility for our own safety and the safety of those around us, both at work and at home. Together, we strive to create an injury-free environment by identifying risks, eliminating hazards, and requiring safe behaviors.

●	Respect
We cultivate a climate of mutual respect, camaraderie, and teamwork. We welcome diverse backgrounds, views, and skills because we believe it results in stronger teams, inspired solutions, and greater agility as an organization.

●	Pursuit of Excellence
We are committed to the continuous improvement of people, processes, and the quality of products that we deliver. We apply best practices in our environmental management and forest stewardship. We all have the autonomy to apply our knowledge and experience to solve problems, make decisions, and implement new ideas to drive sustainable results.

Executing our Strategy

In 2019, we plan to continue executing our strategy and creating attractive returns on capital by:

●	Expanding our veneer production capabilities at our Chester, South Carolina and Florien, Louisiana facilities.

●	Growing our operations with a focus on expanding our market position in Engineered Wood Products (EWP).

●	Continuing to improve our competitiveness through operational excellence.

●	Using our Boise Improvement Cycle process, automated warehouse conversions, and business optimization group to continue lowering our costs of manufacturing and distribution.

●	Pursuing organic growth opportunities and in-fill opportunities in strategic locations across the country for our distribution business.

●	Continuing to explore manufacturing and distribution opportunities in adjacent businesses.

PROXY SUMMARY STATEMENT

2019 Annual Meeting Information

Date and Time	Place	Record Date	Voting
May 2, 2019 9:30 a.m.	Hyatt Place Boise 1024 W. Bannock St. Boise, ID 83702	March 6, 2019	Only holders of record of the Company’s common stock as of the record date will be entitled to notice and to vote

Note: Cameras, recording devices, and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-4921.

Voting Matters

Proposal	Board Recommendation	Additional Information Page Reference	Vote Requirement	Broker Discretionary Voting Allowed?	Effect of Abstentions	Effect of Broker Non-Vote
1. Election of Directors	FOR each nominee	page 4	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
2. Advisory Vote to Approve Executive Compensation	FOR	page 8	Majority of votes present and entitled to vote	No	Counted as vote “against”	No effect
3. Ratification of Independent Registered Public Accounting Firm	FOR	page 9	Majority of votes present and entitled to vote	Yes	Counted as vote “against”	Counted as vote “against”

Director Nominees

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class III, Steven C. Cooper, Karen E. Gowland, and David H. Hannah, are standing for election as directors at the annual meeting, to hold office for three-year terms expiring in 2022. The following table provides summary information about each of these director nominees. During 2018, Messrs. Cooper and Hannah and Ms. Gowland were directors for the entire year and attended 100% of the board and committee meetings on which they served. Our board of directors recommends a FOR vote for each director nominee because it believes each is qualified to serve as a director and has made and will continue to make positive contributions to the board. In 2018, our board of directors met a total of 9 times telephonically or in person and our committees met a total of 14 times.

PROXY SUMMARY STATEMENT

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating & Corporate Governance
Steven C. Cooper Age - 56	2015	Chairman of the Board and Retired President & CEO TrueBlue, Inc.	X	X			TrueBlue, Inc.
Karen E. Gowland Age - 60	2014	Retired SVP, General Counsel & Corporate Secretary, Boise Inc.	X		X		None
David H. Hannah Age - 67	2014	Retired Executive Chairman Reliance Steel & Aluminum Co.	X		X	X	Reliance Steel & Aluminum Co.

2018 Select Performance Highlights

2018 Business Highlights

1.	Our Building Materials Distribution business successfully purchased and integrated three new facilities in Nashville, Tennessee, Medford, Oregon, and Cincinnati, Ohio toward its strategy of expanding its footprint.

2.	The Company returned $55.5 million to shareholders through quarterly and additional dividends, and share repurchases.

3.	To further our goal of reducing our exposure to legacy pension obligations, the transfer of $276.6 million of our pension plan assets to The Prudential Insurance Company of America (Prudential) for the purchase of group annuity contracts, under which, Prudential assumed ongoing responsibility for administration and benefit payments for all plan participants in payout status as of July 1, 2018. The transfers comprised over 60% of our U.S. qualified pension plan projected benefit obligations.

4.	In 2018, to better focus the Company on its key businesses, we took the following strategic actions (Strategic Actions):

●	The sale of three manufacturing facilities that produce lumber and particleboard in Northeast Oregon;

●	The permanent curtailment of laminated veneer lumber (LVL) production at our Roxboro, North Carolina facility due to high manufacturing costs (we continue to manufacture I-joists at Roxboro); and

●	The sale of a hardwood plywood manufacturing facility in Moncure, North Carolina, with actual closure of the sale occurring first quarter 2019.

Executive Compensation Highlights

We provide highlights of our executive compensation program below. It is important to review the Compensation Discussion & Analysis (CD&A) and compensation tables in this proxy statement for a complete understanding of our compensation program and philosophy. (Page 22)

●	We target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s role, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics.

●	We provide at-risk pay opportunities in the form of short-term and long-term incentives.

PROXY SUMMARY STATEMENT

●	Short-term and long-term incentives comprise a significant portion of each officer’s total compensation opportunity and are designed to motivate and reward our officers for growing the Company and maximizing long-term shareholder value.

●	Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders.

●	For 2018, our named executive officers received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

●	Under our clawback policy, the board is able to clawback both short-term and long-term incentive awards in the event of a substantial restatement of financial statements or officer or employee intentional misconduct or malfeasance.

●	Our annual incentive compensation opportunities are tied to achievement of corporate and, in some cases, divisional financial goals.

●	We provide limited perquisites, including only those benefits that are consistent with market practice.

●	We prohibit our officers from participating in any hedging, pledging, or monetizing transaction to lock in the value of our common stock that they hold.

Say on Pay

For the five years following our initial public offering in February 2013, our shareholders have shown strong support of our executive compensation program, with vote results of 99.6%, 98.5%, 98.1%, 99.4%, and 97.4% from 2014 to 2018, respectively. Our compensation committee continues to examine our executive compensation program to ensure alignment between our executives and the long-term interests of our shareholders.

We ask that our shareholders approve, on an advisory basis, the compensation of our named executive officers as further described in proposal 2. (Page 8)

1

PROPOSALS TO BE VOTED ON

2018 Key Compensation Actions and Decisions

•	2018 PSUs under our Long-Term Incentive Plan (“LTIP”) earned at target yielding a 100% payout based on achieving target ROIC measures. These awards were granted in 2018, payment was determined in February 2019, and shares will be distributed in March 2021, three years from the grant date.

•	The Strategic Actions and the pension risk transfer transactions resulted in four non-routine changes in 2018 that were excluded from EBITDA(1) and ROIC(2) for purposes of calculating payouts under the Short-Term Incentive Plan (STIP) and LTIP.

(1)	EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Adjusted EBITDA further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. Management uses EBITDA and Adjusted EBITDA to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure (net income), please refer to page 27 of our 2018 Annual Report, Item 6. Selected Financial Data.

(2)	ROIC, for any period means Net Operating Profit After Taxes (NOPAT) divided by average invested capital. NOPAT means net income plus after-tax financing expense. Invested capital means capitalized lease expense plus total assets, less current liabilities excluding short-term debt. Average invested capital means a rolling thirteen month average of invested capital.

•	The compensation committee further determined to include 50% of the negative impact of the Roxboro curtailment charges in ROIC for the chief executive officer and chief financial officer, which resulted in the reduction in the value of Thomas Corrick’s and Wayne Rancourt’s 2018 PSU awards by 3,159 and 929 shares, respectively.

Ratification of Independent Registered Accounting Firm

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2019. (Page 9)

PROPOSALS TO BE VOTED ON

Proposal No. 1 - Election of Three Class III Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date
I	Thomas E. Carlile	2020 annual shareholders’ meeting
Kristopher J. Matula
Duane C. McDougall
II	Thomas K. Corrick	2021 annual shareholders’ meeting
Richard H. Fleming
Mack L. Hogans
Christopher J. McGowan
III	Steven C. Cooper	2019 annual shareholders’ meeting
Karen E. Gowland
David H. Hannah

At each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.

PROPOSALS TO BE VOTED ON

Director Nominees

Three nominees, Ms. Gowland and Messrs. Hannah and Cooper, are standing for election as directors at the annual meeting to hold office for a three-year term expiring in 2022.

Shares will be voted according to shareholder instructions. If no voting instructions are provided, a broker may not vote on the matter. For 2019, our director nominees are running unopposed. Therefore, to be elected to our board of directors in 2019, each director nominee must receive an affirmative vote of the majority of the votes of the shares present in person or by proxy at the meeting of the stockholders and entitled to vote.

The three director nominees have confirmed their availability for election. If any of the director nominees becomes unavailable to serve as a director for any reason prior to the annual meeting, our board of directors may substitute another person as a director nominee. In that case, if a shareholder has voted for the original nominee, those shares will be voted FOR the substitute director nominee.

Additional information follows for the three director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that such person should serve as a director of the Company.

Our board of directors unanimously recommends shareholders vote FOR Ms. Gowland and Messrs. Hannah and Cooper, our three director nominees.

Director Nominees
STEVEN C. COOPER Age: 56 Director Since: 2015

Biographical Information:

Mr. Cooper is an independent director and currently serves as a member of our audit committee. Mr. Cooper is currently the chairman of the board and retired chief executive officer of TrueBlue, Inc., a New York Stock Exchange-listed industrial staffing company based in Tacoma, Washington. Prior to joining TrueBlue in 1999, Mr. Cooper held various professional positions at Arthur Andersen, Albertsons, and Deloitte.

Qualifications:

Mr. Cooper’s experience as a chief executive officer and, as a director, provides insight on strategic and operational issues and valuable business knowledge. He also provides strong accounting and financial expertise and experience in workforce management to our board.

PROPOSALS TO BE VOTED ON

KAREN E. GOWLAND Age: 60 Director Since: 2014

Biographical Information:

Ms. Gowland became one of our directors in January 2014. Ms. Gowland is an independent director and currently serves as the chair of the compensation committee and as a member of our corporate governance and nominating committee. Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and corporate secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland held various legal and compliance positions, which included over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.

Qualifications:

Ms. Gowland has relevant industry and company experience and provides strong corporate governance and compliance skills to our board of directors.

DAVID H. HANNAH Age: 67 Director Since: 2014

Biographical Information:

Mr. Hannah is an independent director and currently serves as a member of our compensation and corporate governance and nominating committees. Mr. Hannah is currently a director and formerly the chief executive officer and executive chairman of Reliance Steel & Aluminum Co., a New York Stock Exchange listed operator of metals service centers. Prior to joining Reliance in 1981, Mr. Hannah held various professional positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP. Mr. Hannah is a certified public accountant. Mr. Hannah is currently a director of Reliance Steel & Aluminum Co.

Qualifications:

Mr. Hannah’s experience as a chief executive officer of a major distribution company provides valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our board.

Directors Continuing in Office
THOMAS E. CARLILE Age: 67 Director Since: 2015

Biographical Information:

Mr. Carlile has been one of our directors since our initial public offering in February 2013, and was a director of our former parent company, Boise Cascade Holdings, L.L.C., from 2009-2013. He is not an independent director and serves on no committees. Before his retirement in 2015, Mr. Carlile served as the Company’s chief executive officer from 2009 to 2015, and as a director of Boise Cascade Holdings, L.L.C. from August 2009 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013, in connection with our initial public offering, and board chairman in March 2015. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer. Mr. Carlile is a current director of IDACORP, Inc. and its primary subsidiary Idaho Power Company.

Qualifications:

Mr. Carlile’s position as our former chief executive officer with 42 years experience with the Company and its predecessors allows him to advise the board of directors on operational and industry matters affecting the Company.

THOMAS K. CORRICK Age: 63 Director Since: 2016

Biographical Information:

Mr. Corrick is not an independent director, and has served as our chief executive officer since March 6, 2015. He serves on no committees. Prior to that, he served in various roles including chief operating officer, executive vice president of our Wood Products segment, senior vice president of engineered wood products in our Wood Products segment, and various other management and financial positions.

Qualifications:

Mr. Corrick has over 36 years of experience with the Company and its predecessor which enables him to provide valuable insight on the Company, its culture, and the governance and financial controls in the Company. As chief executive officer, he is also able to provide operational and financial information that is critical to board discussions.

PROPOSALS TO BE VOTED ON

RICHARD H. FLEMING Age: 71 Director Since: 2013

Biographical Information:

Mr. Fleming is an independent director and currently serves as a member of our audit committee. Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a manufacturer of high performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG’s chief financial officer for approximately 18 years. Mr. Fleming is the board chair of Columbus McKinnon Corporation.

Qualifications:

Mr. Fleming provides strong financial skills to our board of directors, has relevant industry experience, and has served as a director since 2013, which provides him with knowledge of our history as a public company.

MACK L. HOGANS Age: 70 Director Since: 2014

Biographical Information:

Mr. Hogans is an independent director and currently serves as the chair of our corporate governance and nominating committee and as our lead independent director. Mr. Hogans was senior vice president of corporate affairs with Weyerhaeuser Company, a New York Stock Exchange-listed timberlands and wood products company, until his retirement in 2004. Mr. Hogans currently operates a consulting services business. Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.

Qualifications:

Mr. Hogans has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

KRISTOPHER J. MATULA Age: 56 Director Since: 2014

Biographical Information:

Mr. Matula is an independent director and currently serves as a member of our compensation and governance and nominating committees. Mr. Matula retired from Buckeye Technologies Inc. in 2012, where he served as president and chief operating officer and a director. He is currently a private consultant. Buckeye, a publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, Mr. Matula also served as chief financial officer and head of Buckeye’s nonwovens business. Prior to joining Buckeye in 1994, Mr. Matula was employed by Procter & Gamble Company.

Qualifications:

Mr. Matula’s experience as president, chief operating officer, and director provides insight on strategic and operational issues, and valuable business knowledge. He also provides relevant industry experience and strong corporate governance and compliance skills to our board of directors.

DUANE C. MCDOUGALL Age: 67 Director Since: 2013

Biographical Information:

Mr. McDougall is an independent director and currently serves on our audit and compensation committees. Mr. McDougall was the board chairman of Boise Cascade Holdings, L.L.C. from December 2008, and also was a director of Boise Cascade Holdings, L.L.C. from 2005 to 2013. He became a Boise Cascade Company director and board chairman in February 2013 in connection with our initial public offering. Mr. McDougall also served as an interim chief executive officer of Boise Cascade, L.L.C. from December 2008 to August 2009. Prior to joining our company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions with increasing responsibilities before becoming president and chief executive officer. Mr. McDougall is a current director of The Greenbrier Companies, Inc., and StanCorp Financial Group, Inc., and a prior director of Cascade Corporation.

Qualifications:

Mr. McDougall’s experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. He also provides strong accounting and financial expertise to our board.

PROPOSALS TO BE VOTED ON

CHRISTOPHER J. MCGOWAN Age: 47 Director Since: 2013

Biographical Information:

Mr. McGowan is an independent director and currently serves as the chair of our audit committee. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering. Prior to February 2013, he was a director of our former parent company, Boise Cascade Holdings, L.L.C., from 2004 to 2013. In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.), a provider of therapy and counseling services for children with autism. In 2012, Mr. McGowan began teaching at The University of Chicago Booth School of Business and currently serves as an Adjunct Professor, Investor in Residence, and Faculty Adviser. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. (d/b/a/ OPTO International, Inc.). From 1999 until 2011, he was employed by Madison Dearborn Partners, L.L.C. and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated. Mr. McGowan is the current director of Cedar Capital, LLC (a registered investment adviser that operates registered investment companies), and a prior director of Smurfit Kappa Group Ltd. (formerly known as Jefferson Smurfit Group).

Qualifications:

Mr. McGowan provides strong financial and governance skills to our board of directors and has served as a director since 2013, which provides him with knowledge of our history as a public company.

Proposal No. 2 - Advisory Vote to Approve Our Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 (Exchange Act), we are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our named executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our named executive officers’ pay being performance-based and considered variable, “at risk,” and aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive superior financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. Our board of directors has agreed to hold this nonbinding advisory vote on an annual basis, with the next vote expected to occur at the 2020 annual meeting of shareholders.

PROPOSALS TO BE VOTED ON

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our board of directors has determined the best way to allow shareholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.

Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders’ preferences and take them into account in making future determinations concerning our executive compensation.

Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the compensation of our named executive officers.

CORPORATE GOVERNANCE

Proposal No. 3 - Ratification of Independent Accountant for the Year Ending December 31, 2019

The audit committee of our board of directors is responsible for the engagement of our independent auditor and has appointed KPMG LLP (KPMG) in that capacity, effective February 21, 2019.

Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

For information on the services KPMG has provided for us in 2018, please refer to the audit committee report at page 20.

Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2019.

CORPORATE GOVERNANCE

Code of Ethics for Our Board of Directors

In 2018, we revised the Boise Cascade Company Code of Ethics (Code of Ethics) that applies to our directors and all of our employees to make it easier to read and provide more explanation and examples. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern. We have an email link to our board on our website by selecting Contact at the top of the page and then Board of Directors in the drop-down box. Communications sent by email are not confidential and are first reviewed by the Company’s general counsel and chief financial officer.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.

You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Code of Ethics.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines (Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board’s commitment to monitor the effectiveness of policy and decision-making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (the NYSE). Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.

CORPORATE GOVERNANCE

You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting Investors, then Leadership and Governance, and then Corporate Governance Guidelines.

Director Independence

Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.

We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management and all members of our board committees be independent. For a director to be independent under the NYSE’s rules, our board must determine affirmatively that he or she has no material relationship with us. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.

To assist in making this determination, our board adopted the NYSE’s independence standards, set forth in the NYSE listing rules and Rules 10A-3 and 10C-1 under the Exchange Act. For purposes of these standards, we include Boise Cascade Company and its consolidated subsidiaries.

Our board has determined that Ms. Gowland and Messrs. Cooper, Fleming, Hannah, Hogans, Matula, McDougall, and McGowan are independent directors as defined under the NYSE’s listing standards. These directors constitute a majority of our board of directors and represent all of our committee members. In making its independence determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.

Additionally, our board of directors has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act; and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under the Exchange Act. Further, because our board chair is not independent, our board has appointed the chair of the Governance and Nominating Committee, Mack Hogans, as its lead independent director.

Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (SEC). Officers, directors, and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based on a review of such reports, we believe that in 2018, all Section 16(a) filing requirements were complied with by our officers, directors, and greater than ten percent beneficial owners.

Related-Person/Party Transactions

Family Relationships

No family relationships exist between any of our directors and executive officers.

Affiliated-Company Transactions

Mr. Cooper, one of our directors, was the president and chief executive officer of TrueBlue, Inc. (TrueBlue), an industrial staffing company, until December 31, 2018, and he remains its board chair. In 2018, the Company leased commercial drivers and used other temporary labor services from TrueBlue and its subsidiaries and paid approximately $470,000 for those services.

CORPORATE GOVERNANCE

Policies and Procedures for Related-Person/Party Transactions

Our written policy regarding transactions with related persons requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related-person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business, or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether to approve or ratify a related-person transaction.

Role of Compensation Consultant

The compensation committee has retained Frederic W. Cook & Co., Inc. (FW Cook), as its independent, compensation consultant to assist the committee in discharging its responsibilities. Prior to retaining FW Cook, the compensation committee considered that FW Cook does not provide any other services to the Company or management and determined that there was no conflict of interest according to the factors the compensation committee determined to be relevant, including the independence factors enumerated by the NYSE.

Role of Board of Directors in Our Risk Management Processes

Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. Through our enterprise risk management review, the board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, cybersecurity, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material- or enterprise-level risk.

Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department also maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our director of internal audit, our chief financial officer, and our controller. The audit committee also meets at least once per year with our director of IT to discuss security as it relates to our data systems.

We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate data security, environmental audits, and safety audits.

CORPORATE GOVERNANCE

Risk Analysis of Employee Compensation Policies and Practices

We reviewed our compensation policies and practices for our employees and determined these policies and practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

●	None of our businesses presents a high risk profile because a very large percentage of our revenues and income is derived from commodity products;

●	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

●	Our incentive pay program has minimum and maximum targets designed to take into account short- and long-term affordability measures, with payments capped at the maximum target;

●	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our incentive pay programs;

●	We have adopted a clawback policy for our equity-based LTIP and our cash-based STIP that will require any or all of any award predicated on substantially restated financial results where the employee engaged in intentional misconduct or malfeasance leading to the restatement and would have received a lower payment following the restatement;

●	Our executive compensation program does not encourage our management to take unreasonable risks relating to the business; and

●	We prohibit our officers from participating in any hedging, pledging, or monetizing transactions to lock in the value of our common stock that they hold.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

●	Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

●	Recommending to our board a slate of director nominees for election or re-election at the annual meeting; and

●	Recommending to our board of directors persons to fill board and committee vacancies.

Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair. Our lead independent director serves as the chair of our corporate governance and nominating committee.

Suitability of Candidates

In evaluating the suitability of candidates, in addition to our ongoing and emerging business needs, our board of directors and corporate governance and nominating committee consider many factors, including a candidate’s:

●	Experience as a senior officer in a public company, or substantial private company, or other comparable experience;

●	Experience as a director of a public company;

●	Breadth of knowledge about issues affecting the Company and/or its industry;

●	Expertise in finance, logistics, manufacturing, law, human resources, or marketing or other areas that our board determines are important areas of needed expertise; and

●	Personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees, and willingness to assume broad/fiduciary responsibilities on behalf of all shareholders.

CORPORATE GOVERNANCE

The corporate governance and nominating committee is committed to a highly functioning board where the composition is reflective of the long-term strategy of the business, and makes decisions primarily on the basis of skills, qualifications, and experience.

CORPORATE GOVERNANCE

Consideration of Diversity in Nomination Process

Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, in addition to the factors set forth above, our board of directors will consider other factors, including gender, racial, ethnic, and global diversity for director recruitment.

Shareholder Nominations for Directors

In accordance with our bylaws, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year’s Proxy Statement section in this proxy statement for related instructions). We did not receive any shareholder nomination or recommendation for a director in connection with the 2019 annual meeting. The corporate governance and nominating committee has not adopted formal policies regarding shareholder nominations for directors because the additional committee does not believe such policy is necessary for the consideration of shareholder nominations.

Board and Committee Self-Evaluations

Our directors conduct annual self-evaluations of our board of directors and its committees. These evaluations assess the overall effectiveness of our board of directors. The chairman of the board and lead independent director review the directors’ responses and provide the individual board members, the corporate governance and nominating committee, and the full board with an assessment of the performance of the board and its committees. The directors then discuss the results and proposed actions in executive session. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and our directors.

Board Governance

The board believes that wider perspective and best practices learned by board members serving in other public directorships must be balanced against the time commitment that service on boards entails. Therefore, our Guidelines include an overboarding policy whereby our non-employee directors are limited to no more than three public boards, in addition to ours, and our chief executive officer to one additional public board. You can view the Guidelines by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Corporate Governance Guidelines.

Communications with Our Board of Directors

Shareholders and other interested parties may contact our board of directors, or any of its committees, non-management directors or any individual directors by writing to the chairman of the corporate governance and nominating committee, at the address or email address shown below. All correspondence will be referred to the chairman of the governance and nominating committee, the chairman of the board, and our general counsel.

Boise Cascade Company

Attention: Chairman of the Corporate Governance and Nominating Committee

c/o General Counsel

1111 West Jefferson Street, Suite 300

Boise, ID 83702

Email: legaldepartment@bc.com

Shareholders and other interested parties may also contact our board of directors by going to our website, www.bc.com, and selecting Contact at the top of the page, then selecting Board of Directors in the drop down box.

BOARD STRUCTURE

BOARD STRUCTURE

Board Leadership Structure

Currently the positions of chairman and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. Carlile’s (our chairman of the board) experience as our former chief executive officer provides our board of directors with valuable insight on operational and industry issues.

On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. The committee and board routinely review the Guidelines with the most recent review occurring on February 22, 2018. On October 28, 2015, our board formalized our practice that the chair of the governance and nominating committee serves as the lead independent director. Mack Hogans currently fills the lead independent director role. Our lead independent director presides over all meetings of the independent directors and works collaboratively with our chairman and chief executive officer regarding board governance, including the board evaluation process and establishing meeting agendas for our board.

Executive Sessions and Independent Director Sessions

Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. Carlile, our chairman of the board, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of each respective committee. Mr. Hogans, our lead independent director, and the chair of our corporate governance and nominating committee, presides over the sessions of our independent board members who meet outside the presence of our non-independent directors at least twice per year.

2018 Meeting Attendance

During 2018, our board of directors met five times in person and four times by telephone conference. Our board also acted pursuant to written resolution five times during 2018. In addition to meetings of the full board, our board committees met a total of 14 times. As a group, our directors had an overall attendance rate of 98%.

Under the Guidelines, our directors are expected to attend our annual meeting to be held on May 2, 2019. Nine of our ten directors attended the 2018 annual meeting.

Board Committees

Our board of directors has established the following three standing committees:

●	Audit Committee
●	Compensation Committee
●	Corporate Governance and Nominating Committee

The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices and reviewed periodically by outside legal counsel. Each committee enacts any recommended changes to its charter coming out of such reviews and reports the changes to our board of directors.

You may view copies of our committee charters by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select any of the committee charters.

BOARD STRUCTURE

Audit Committee

Committee Members (1)	2018 Committee Meeting Attendance (2)
Christopher J. McGowan, committee chair (3)	100%
Steven C. Cooper (3)	100%
Richard H. Fleming (3)	100%
Duane C. McDougall (3)	75%

(1)	All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met three times in person and once telephonically during 2018.

(3)	Our board of directors has determined that Messrs. McGowan, Cooper, Fleming, and McDougall are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

The audit committee of our board of directors is responsible for matters including the following:

●	Assisting the board of directors in its oversight of the quality and integrity of the Company’s financial statements and accounting and financial reporting practices, and the adequacy and effectiveness of the Company’s internal controls;

●	Discussing with management our overall risk assessment and risk management policies;

●	Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting; and

●	Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB Auditing Standard No. 1301, and discussing any audit problems or difficulties and management’s response.

For a complete description of our audit committee’s responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the audit committee charter.

Compensation Committee

Committee Members (1)	2018 Committee Meeting Attendance Rate (2)
Karen E. Gowland, committee chair	100%
David H. Hannah	100%
Kristopher J. Matula	100%
Duane C. McDougall	100%

(1)	All members of the compensation committee are independent as defined under the applicable NYSE’s listing standards, and in accordance with Rule 10C-1 under the Exchange Act, as determined by our board of directors.

(2)	The compensation committee met three times in person and three times by telephone conference in 2018.

The compensation committee of our board of directors is responsible for matters including the following:

●	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, chief executive officer, and other executive officers;

●	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers;

●	Reviewing and evaluating the Company’s overall compensation philosophy and overseeing the Company’s equity, incentive, and other compensation and benefits plans; and

BOARD STRUCTURE

●	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report.

For a complete description of our compensation committee’s responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the compensation committee charter.

Corporate Governance and Nominating Committee

Committee Members (1)	2018 Committee Meeting Attendance Rate (2)
Mack L. Hogans, committee chair	100%
Karen E. Gowland	100%
David H. Hannah	100%
Kristopher J. Matula	100%

(1)	All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE listing standards, as determined by our board of directors.

(2)	The corporate governance and nominating committee of our board of directors met in person four times during 2018.

The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

●	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

●	Recommending to the board a slate of director nominees for election or re-election at the annual meeting;

●	Recommending to the board the structure and membership of board committees;

●	Recommending to the board persons to fill board and committee vacancies;

●	Overseeing annual evaluations of the board and committees of the board;

●	Reviewing periodically the Guidelines applicable; and

●	Making other recommendations to the board relative to corporate governance issues.

For a complete description of our corporate governance and nominating committee’s responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting Investors at the bottom of the page and then Leadership and Governance. You are then able to select the corporate governance and nominating committee charter.

BOARD COMPENSATION

BOARD COMPENSATION

Employee board members do not receive compensation for their service on our board of directors. Mr. Corrick is currently our only employee board member. Nonemployee board members in 2018 were entitled to receive the compensation described below under “Director Fees.”

2018 Director Compensation Table

The following table presents compensation information for each of our nonemployee directors for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value / Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Thomas E. Carlile	160,000	114,987	---	---	274,987
Steven C. Cooper	70,000	90,018	4,793	---	164,811
Richard H. Fleming	70,000	90,018	---	---	160,018
Karen E. Gowland	80,000	90,018	2,969	---	172,987
David H. Hannah	70,000	90,018	---	---	160,018
Mack L. Hogans	97,500	90,018	---	---	187,518
Kristopher J. Matula	70,000	90,018	5,196	---	165,214
Duane C. McDougall	70,000	90,018	---	---	160,018
Christopher J. McGowan	85,000	90,018	---	---	175,018

(1)	The reported cash earnings include retainers and fees and are inclusive of deferred compensation amounts for directors participating in the Directors Deferred Compensation Plan. See note (3) below.

(2)	On February 22, 2018, our chairman of the board, Mr. Carlile, was awarded 2,671 time-vested restricted stock units (RSUs) with a grant date fair value of $114,987. Our other board members were awarded 2,091 time-vested RSUs with a grant date fair value of $90,018. The RSUs vested in a single installment on February 22, 2019. The RSUs are the only unvested stock awards held by each director as of December 31, 2018.

(3)	We do not provide our directors with pension benefits. The amounts reported in the third column include above-market earnings on compensation deferrals.

Director Fees

The 2018 retainer and fee schedule for nonemployee directors is set forth herein.  The board recently approved a new retainer and fee schedule for 2019 on the advice of FW Cook who performed a review of our non-employee director compensation program on behalf of the compensation committee.  This review included an analysis of market trends relating to non-employee director compensation and a comparison of our non-employee director compensation relative to market data of our peer group (as set forth on page 23), and market data of similarly sized companies.

Director Fees	Effective 2018 ($)	Effective 2019 ($)
Director Fees (Annual)
Cash Retainer	70,000	90,000
Equity Award	90,000	110,000
Committee Chair Fees (Annual)
Audit	15,000	20,000
Compensation	10,000	15,000
Corporate Governance and Nominating	7,500	10,000
Lead Independent Director	20,000	25,000
Chairman (Annual)
Additional Cash Retainer	90,000	100,000
Additional Equity Award	25,000	25,000

STOCK OWNERSHIP

2018 Director Restricted Stock Unit Awards

Upon the recommendation of the compensation committee, our board of directors on February 22, 2018 approved the granting of 2,091 RSUs with a grant date fair value equal to $90,018 to each of our nonemployee directors. The board chairman received an additional 580 RSUs with a grant date fair value equal to $24,969. These 2018 RSU awards are service-condition vesting awards that vested in full on February 22, 2019 and were distributed on February 25, 2019.

Directors Deferred Compensation Plan

We maintain a “nonqualified” deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of their cash compensation. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive cash payment in a lump sum or in annual installments following their service on our board of directors. Ms. Gowland and Messrs. Matula and Cooper have elected to defer cash compensation in 2016 through 2018 under this plan. We do not anticipate making any changes to this plan in 2019.

Compensation Committee Interlocks and Insider Participation

During 2018, the compensation committee consisted of Ms. Gowland, Mr. Hannah, Mr. Matula, and Mr. McDougall. None of our executive officers currently serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

STOCK OWNERSHIP

Stock Ownership Guidelines for Our Directors

In August 2018, our board of directors updated the established Company stock ownership guidelines for our directors, which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.

Our director stock ownership guidelines provide that within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer.

Stock Ownership Guidelines for Our Officers

In August 2018, our board of directors updated the established Company stock ownership guidelines for our officers which are intended to ensure that our officers acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.

Our officer stock ownership guidelines provide that within five years of the later of becoming an officer, or adoption of new guidelines, that the officer meet the guidelines. Ownership varies by officer level with the chief executive officer’s target at five times salary, executive vice presidents’ and senior vice presidents’ target at two times salary, and vice presidents’ target at one times salary.

Security Ownership of Certain Beneficial Owners and Management

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 6, 2019 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer, or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name.

STOCK OWNERSHIP

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Column A Shares Owned as of 3/6/2019 (#)(1)	Column B Right to Acquire Within 60 Days of 3/6/2019 (#)(1)	Column C Percent of Class (%)(2)
Persons Owning Greater Than 5% of Our Outstanding Common Stock
BlackRock, Inc. (3)	6,215,192	—	15.9%
The Vanguard Group (4)	4,901,527	—	12.5%
Dimensional Fund Advisors LP (5)	3,177,418	—	8.1%
Nonemployee Directors
Thomas E. Carlile	52,616	9,847 (6)	*
Steven C. Cooper	5,418	7,647 (7)	*
Richard H. Fleming	10,418	12,309 (8)	*
Karen E. Gowland	5,418	10,286 (7)	*
David H. Hannah	5,418	8,479 (7)	*
Mack L. Hogans	5,493	9,187 (7)	*
Kristopher J. Matula	6,818	9,187 (7)	*
Duane C. McDougall	18,218	12,309 (8)	*
Christopher J. McGowan	27,631	12,309 (8)	*
Named Executive Officers
Thomas K. Corrick	129,586	5,923 (9)	*
Wayne M. Rancourt	50,719	—	*
Dan Hutchinson	17,165	—	*
Nick Stokes	46,889	—	*
John T. Sahlberg	37,682	—	*
All Directors and Executive Officers as a Group (18 Persons)	471,780	97,483	1.5%

(1)	Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 6, 2019 (Column B).

(2)	Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company’s total number of outstanding shares on March 6, 2019 (38,974,335 shares) plus the number of shares such person has the right to acquire within 60 days of March 6, 2019 (Column B). * Less than 1%.

(3)	Pursuant to Schedule 13G/A, Amendment No. 5, dated December 31, 2018, and filed with the SEC on January 24, 2019, by BlackRock, Inc. (BlackRock). BlackRock’s principal business is at 55 East 52nd Street, New York, NY 10055.

(4)	Pursuant to Schedule 13G/A, Amendment No. 5, dated December 31, 2018, and filed with the SEC on February 11, 2019, by The Vanguard Group (Vanguard). Vanguard’s principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Pursuant to Schedule 13G/A, Amendment No. 2, dated December 31, 2018, and filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP (Dimensional). Dimensional’s principal business is at Dimensional Place Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Mr. Carlile’s reported amount includes 2,903 restricted stock units which vested on February 25, 2016 and 6,944 shares that vested on February 24, 2017, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

(7)	Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units that vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively, 2,212 restricted stock units which vested on February 25, 2016, and 5,435 restricted stock units that vested on February 24, 2017, each of which will be delivered to the subject director six months and one day after his/her termination as a director of the Company. Mr. Cooper received 2,212 restricted stock units which vested on February 25, 2016 and 5,435 restricted stock units that vested on February 24, 2017, and will be delivered six months and one day after his termination as a director of the Company.

(8)	Reported amount includes 2,023, 2,639, 2,212, and 5,435 restricted stock units which vested on February 26, 2014, February 27, 2015, February 25, 2016, and February 24, 2017, respectively, which will be delivered to the subject director six months and one day after his termination as a director of the Company.

(9)	Represents shares issuable upon exercise of options that are currently exercisable.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to the Company’s audited financial statements and internal controls over financial reporting (ICOFR) for the year ended December 31, 2018.

Audit Committee Charter and Responsibilities

The audit committee assists the board of directors in its oversight of the quality and integrity of the Company’s financial statements and its accounting and financial reporting practices. The audit committee’s responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting Investors at the bottom of the page, then Leadership and Governance and then Committee Charters. Then select the audit committee charter.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements, as well as the report over our ICOFR for the 2018 calendar year with management and KPMG, the Company’s independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of Regulation S-X, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by PCAOB’s applicable requirements regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.

Audit Committee Financial Experts

The board of directors has determined that the audit committee chair, Christopher J. McGowan, and each of the other audit committee members, Steven C. Cooper, Richard H. Fleming, and Duane C. McDougall, are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan and the other members of the audit committee are independent in accordance with the applicable NYSE listing rules.

Recommendation of Financial Statements

Based on the review and discussions with management and KPMG, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements and report on internal controls be included in the Company’s Annual Report for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted,

The Audit Committee

Christopher J. McGowan, Committee Chair

Steven C. Cooper

Richard H. Fleming

Duane C. McDougall

EQUITY COMPENSATION PLAN INFORMATION

Fees Paid to KPMG

The following table presents the aggregate fees billed by KPMG to us for services rendered for the years ended December 31, 2017 and 2018, as approved by the audit committee:

	2017 ($)	2018 ($)

Audit Fees (1)	2,189,996	2,162,138
Audit-Related Fees (2)	9,500	9,500
Tax Fees (3)	55,400	35,176
All Other Fees
Total	2,254,896	2,206,814

(1)	KPMG’s Audit Fees consisted of fees for the audit of our 2017 and 2018 year-end financial statements included in the Company’s Form 10-K, the 2017 and 2018 audits of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG’s Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG’s tax fees in 2017 and 2018 consisted of support services in connection with the Company’s eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services

The audit committee’s charter provides that all audit and non-audit services to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

During 2018, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION

Boise Cascade became a public company on February 6, 2013. Our board of directors adopted the 2013 Incentive Compensation Plan (2013 Incentive Plan) on February 4, 2013, in anticipation of the consummation of our initial public offering. From 2013 through April 2016, our compensation committee approved all equity grants under the 2013 Incentive Plan. Following shareholder approval of the 2016 Boise Cascade Omnibus Incentive Plan (2016 Incentive Plan) all grants are made under that plan, and no awards may be granted under the 2013 Incentive Plan. The following table provides information about our equity compensation plans as of December 31, 2018:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by shareholders	838,805(1)	27.19(2)	2,647,138(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	838,805	27.19	2,647,138

(1)	As of December 31, 2018, the number of shares of common stock to be issued upon exercise of outstanding options, warrants, and rights consists of 20,897 nonqualified stock options, 437,175 performance stock units (2016 and 2017 PSUs at actual payout, 2018 PSUs at target), and 380,733 RSUs awarded under the incentive plans. The actual 2018 PSUs awarded at the February 22, 2019, meeting of the compensation committee were at 1.0 times target for officers.

(2)	Applicable only to nonqualified stock options granted in 2013 as the unvested PSUs and RSUs do not have an exercise price.

(3)	The maximum number of shares to be issued under the 2016 Incentive Plan was 3,700,000 shares, less shares granted under the 2013 Incentive Plan after December 31, 2015 and prior to the effectiveness of the 2016 Plan in April 2016, plus shares subject to awards that are forfeited, expired, terminated, or settled in cash under both the 2013 and 2016 Incentive Plans after December 31, 2015, plus shares withheld for taxes under both the 2013 and 2016 Incentive Plans.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the board of directors of Boise Cascade Company (Company) has reviewed and discussed the following Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee has recommended to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s Annual Report for the year ended December 31, 2018.

Respectfully submitted,

The Compensation Committee

Karen E. Gowland, committee chair

David H. Hannah

Kristopher J. Matula

Duane C. McDougall

Compensation Discussion and Analysis

This CD&A describes the 2018 compensation program for our executive officers, particularly our named executive officers who are listed below, along with the positions they held with the Company as of December 31, 2018:

Thomas K. Corrick - Chief Executive Officer
Wayne M. Rancourt - Executive Vice President, Chief Financial Officer, and Treasurer
Nick Stokes - Executive Vice President, Building Materials Distribution
Dan Hutchinson - Executive Vice President, Wood Products
John T. Sahlberg - Senior Vice President, Human Resources and General Counsel

Our Compensation Objectives and Philosophy

We want to attract, retain, and incent the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a guiding philosophy, we target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s position, responsibilities, performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances and for the purpose of internal equity, we may establish similar compensation ranges for officer positions with similar scopes of responsibility and other similar characteristics even if such ranges differ from comparable positions at other companies. We also provide at-risk pay opportunities that comprise a significant portion of total compensation opportunity to motivate and reward our executive officers for achieving the Company’s strategic objectives.

As a public company, 2014 was the first year that we held nonbinding advisory shareholder votes on executive compensation. The first vote was on the frequency of holding an advisory vote on our executive compensation, and the shareholders advised a preference for an annual vote. At the July 2014 board meeting, the board agreed to an annual vote on “say-on-pay.” In each subsequent year, our shareholders have approved our executive compensation with well over 95% voting in favor: 99.6%, 98.5%, 98.1%, 99.4%, and 97.4% from 2014 through 2018. We believe the strong support demonstrates that shareholders generally view our overall pay program favorably. The compensation committee took this support into account and, as such, no substantial program changes were made for 2019. The compensation committee and the board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2019, shareholders will again vote on whether to approve our executive compensation as set forth in this proxy statement.

EXECUTIVE COMPENSATION

Use of Market Data to Determine Amount and Allocation of Compensation

The compensation committee believes that an important criterion for the determination of the aggregate value of the Company’s compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated peer companies for positions of comparable responsibility.

Management and the compensation committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its named executive officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company’s named executive officers has generally been targeted at the 50th percentile of the surveyed peer-group companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our named executive officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the compensation committee based on factors such as the specific officer’s responsibilities that vary from the benchmark position, historical performance in the job, tenure with the Company and in his or her position, and other distinguishing characteristics.

Since 2011, the compensation committee has retained periodically the services of FW Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our named executive officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant.

FW Cook conducted a review of our peer companies with our compensation committee in 2017 and recommended that the paper and packaging companies be removed from our 2018 peer group due to lack of similarity with our business, Nortek Inc. be removed because it was acquired and is no longer a publicly listed company, and American Woodwork be added.  The Compensation Committee agreed with the recommendations and adopted the 2018 peer group as follows:

American Woodwork	Louisiana Pacific Corporation
Armstrong World Industries	Masonite International Corporation
Beacon Roofing Supply, Inc.	NCI Building Systems Company
BlueLinx Corporation	Plywood Gem Holdings, Inc.
Builders FirstSource, Inc.	Quanex Building Products Corporation
Eagle Materials Inc.	Simpson Manufacturing Company, Inc.
Gibraltar Industries Corporation	Universal Forest Products, Inc.
USG Corporation

During 2018, the compensation committee reviewed the officer severance agreements, the Company’s STIPs, FW Cook’s fees, and the proposed peer group for 2019 compensation discussions, adopting FW Cook’s recommendation to remove Ply Gem Holdings, Inc. from the peer group for 2019 compensation discussions because it is no longer a publicly listed company.  The compensation committee reapproved double-trigger officer severance agreements containing no additional compensation or benefits for officers, and reviewed and reapproved its compensation philosophy as it appears in this proxy statement.

EXECUTIVE COMPENSATION

Summary of Pay Decisions Affecting our Named Executive Officers’ Compensation in 2018

For 2018, our compensation committee again chose to grant 50% of the long-term incentive grant value in RSUs and 50% in PSUs. The RSUs vest and are paid in shares one-third each year over a three-year period. The PSUs, however, are designed to have a one-year performance target based on Return on Invested Capital (ROIC) with a cliff vest and are paid in shares two years thereafter to better align with the long-term interests of shareholders. The STIP is an annual cash-based plan with performance goals based on EBITDA and PRONWC.

The compensation committee also made salary adjustments for our executive officers in late 2018 to reflect several promotions, the changing median pay in our peer companies, and individual officer performance.

Executive Compensation Elements

The five elements of the Company’s executive compensation are:

●	Base salary;
●	Short Term Incentive Plan (STIP);
●	Ad hoc discretionary bonus awards;
●	Long Term Incentive Plan (LTIP); and
●	Other compensation and benefit plans.

Role of Management in Setting Executive and Director Compensation

As described below, the compensation committee increased the compensation of our executives for 2018. Management did not participate in such decisions. However, the Company’s chief executive officer makes, and in 2018 made, recommendations to the compensation committee with respect to base salaries and performance targets for the Company’s STIP and LTIP for officers other than himself. The compensation committee makes all decisions regarding each named executive officer’s base salary, LTIP and STIP targets, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.

Base Salary

Our compensation committee has historically reviewed base salaries for our named executive officers on an annual basis and at the time of promotions or other changes in responsibilities. In late 2018, the compensation committee approved general base salary increases for the named executive officers, to continue to move them, as determined appropriate, toward the 50th percentile based upon FW Cook’s 2018 study. The 2018 increases in named executive officer salaries averaged 4.3% and were in line with market data provided by FW Cook. The earnings for our named executive officers over the last three years can be found in the Summary Compensation Table. Current base salaries and 2018 base salary increases are listed below:

Name	Annual Salary Effective November 6, 2017 ($)	Annual Salary Effective November 5, 2018 ($)	Change %
Thomas K. Corrick	850,000	890,000	4.7%
Wayne M. Rancourt	497,000	522,000	5.0%
Nick Stokes	480,000	505,000	5.2%
Dan Hutchinson	430,000	445,000	3.5%
John T. Sahlberg	459,000	474,000	3.3%

Short Term Incentive Plan

The STIP is designed to recognize and reward the contributions that named executive officers and other participants make to the Company’s annual performance. Payout of the STIP is based on achievement of performance measures that are tied to the Company’s annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the performance criteria. Each named executive officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our compensation committee and communicated to the participants in an STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the compensation committee generally in February of the following year, and resulting payments or awards are made to participants. At the compensation committee meeting in February 2019, the committee used its di9scretion and adjusted the calculation of EBITDA achieved for the 2018 calendar year to exclude the impact of the changes for the Strategic Actions, and the pension risk transfer transactions.

EXECUTIVE COMPENSATION

The actual STIP awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the compensation committee’s discretion. For 2018, the compensation committee set a threshold of 25% of the target award as the minimum award to be granted under the program. The compensation committee also set a maximum of 225% of the target award based on financial goals for 2018 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our named executive officers is set out in the table found under “Grants of Plan-Based Awards” in this section of this proxy statement.

For 2018, each of our named executive officers participated in the STIP. The plan provided for awards to be determined based on the extent to which the financial goals and performance objectives were met during the year, subject to the compensation committee’s discretion. The performance metrics established by the compensation committee under our 2018 STIP were based on a forecast of 1.27 million U.S. housing starts, a primary metric in our business. The annual incentive target awards, financial goals, and performance objectives required for each named executive officers are set forth below:

2018 STIP Compensation

			Performance ($ in millions, except PRONWC)
Business Role	Financial Measure(s)	Weight % of Award Multiplier	Threshold Payout at 25%	Target Payout at 100%	Maximum Payout at 225%	Financial Goal Achievement	Award Payout Multiple
Corporate	Corporate EBITDA	100.0%	145	235	330	255	1.26
Building Material Distribution (BMD)	Corporate EBITDA	25.0%	145	235	330	255	1.26
	BMD EBITDA	37.5%	104	139	174	131	0.82
	BMD PRONWC(1)	37.5%	24.2%	37.5%	50.2%	33.8%	0.79
Wood Products (WP)	Corporate EBITDA	25.0%	145	235	330	255	1.26
	WP EBITDA	75.0%	65	123	183	155	1.67

Name	Business Role	Actual Base Earnings(2) ($)	Target Award % of Earnings	Award Payout Multiple	STI Payout ($)
Thomas K. Corrick	Corporate	854,615	100.0%	1.26	1,076,815
Wayne M. Rancourt	Corporate	499,885	80.0%	1.26	503,884
Nick Stokes	BMD	482,885	80.0%	0.92	355,403
Dan Hutchinson	WP	431,731	80.0%	1.57	542,254
John T. Sahlberg	Corporate	460,731	65.0%	1.26	377,339

(1)	Pre-tax Return on Net Working Capital (PRONWC) is calculated based on GAAP amounts by dividing Building Materials Distribution’s (BMD’s) net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2017 through December 2018. PRONWC shown above excludes the impact of BMD’s three acquisitions in 2018. The compensation committee includes PRONWC as a portion of Mr. Stokes’ performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business.

(2)	The STIP target award is applied to the actual base salary earnings for the year and not base salary at year end.

2018 Ad Hoc Discretionary Bonus Awards

From time to time, the compensation committee may elect to grant a discretionary bonus to one or more of the named executive officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company’s STIP. These bonus payments are not governed by any formal plan, and no named executive officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to named executive officers are determined by the compensation committee at its sole discretion. No such bonus was awarded in 2018 to the named executive officers.

LTIPs (2013 Incentive Plan and 2016 Incentive Plan - collectively the Plans)

The Boise Cascade Company board of directors approved the 2013 Incentive Plan before our initial public offering. The 2013 Incentive Plan was replaced by the 2016 Incentive Plan by shareholder vote at our 2016 annual meeting. Both Plans were designed to align executive and shareholder interests and to drive long-term business results.

EXECUTIVE COMPENSATION

We made equity grants to certain directors and executive officers in 2016 under the 2013 Incentive Plan, and in 2017 and 2018 under the 2016 Incentive Plan.

The 2016 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees, as well as others performing consulting or advisory services are eligible for grants under the 2016 Incentive Plan. The purpose of the 2016 Incentive Plan is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

Both Plans are administered by our compensation committee.

The Plans provide that awards granted under the Plans are subject to any recoupment policy we may have, including the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC.

LTIP Awards

In February 2018, the compensation committee approved equity grants under the 2016 Incentive Plan. The amount and structure of the grants were based on a study conducted by FW Cook and the recommendations FW Cook made as a result of the study. Officer participants under the 2016 Incentive Plan received two types of grants: RSUs and PSUs.

Beginning in 2016, FW Cook recommended, and the compensation committee began setting a dollar target rather than a percentage-of-salary target to calculate the RSU and PSU grants on the day of the award after market close. Half of the value of the target award was granted in RSUs. The other half of the target award was granted in PSUs.

The RSUs awarded vest over a three-year period with one-third vesting on March 1 on each of 2019, 2020, and 2021, with share distribution the following day. The PSUs awarded as target are adjusted by a performance factor determined by the performance objectives listed below and may be further adjusted at the discretion of the compensation committee. The performance-adjusted PSUs vest in a single installment on March 1, 2021, with share distribution the following day.

The 2018 LTIP awards were based on a closing market value on February 22, 2018 of $43.05 and are as follows:

Financial Goal PSUs	Threshold 50% of PSUs	Target 100% of PSUs	Maximum 200% of PSUs	2018 Financial Goal Achievement	LTI PSU Award Multiple
Corporate ROIC	4.5%	9.1%	14.0%	9.1%	1.0

Name	LTIP Target Award Value ($)	50% of Target Award Value RSUs (#)	50% of Target Award Value PSUs (#)	2018 LTIP PSU Award Multiple	Adjusted PSUs with Performance Multiple(2)
Thomas K. Corrick(1)	1,700,000	19,744	19,744	0.84	16,585
Wayne M. Rancourt(1)	500,000	5,807	5,807	0.84	4,878
Nick Stokes	500,000	5,807	5,807	1.00	5,807
Dan Hutchinson	500,000	5,807	5,807	1.00	5,807
John T. Sahlberg	400,000	4,646	4,646	1.00	4,646

(1)	At the compensation committee meeting in February 2019, our compensation committee used its discretion under the LTIP to adjust the calculation of ROIC achieved for the 2018 calendar year to exclude the impact of the charges for the Strategic Actions and the pension risk transfer transactions. After the calculation was determined with the adjustment for those charges, the compensation committee used its discretion to reduce the awards for our chief executive officer and chief financial officer to reflect 50% of the negative impact of the Roxboro curtailment. Because the chief executive officer and chief financial officer were the primary strategic sponsors of the decision to purchase the asset, their 2018 earned PSUs were reduced by 3,159 and 929 shares, respectively.

(2)	At the compensation committee meeting in February 2019, our compensation committee used its discretion under the LTIP to adjust the calculation of ROIC achieved for the 2018 calendar year to exclude the impact of the charges for the Strategic Actions and the pension risk transfer transactions.

EXECUTIVE COMPENSATION

The PSUs awarded are earned based on a one-year ROIC performance established by the compensation committee. The compensation committee chose ROIC as the performance metric to differentiate from the EBITDA measure used in the STIP because it believed ROIC would put a focus on short-term and long-term investments and reinforce the importance of shareholder returns. If ROIC is below threshold as shown above, no PSUs are earned. At threshold performance, 50% of the PSUs are earned, and at maximum performance, 200% of the PSUs are earned. The compensation committee approved a payout scale such that when results fall between the threshold and maximum reference points, linear interpolation is used to determine the actual PSUs to be awarded.

Vesting of LTIP awards is subject to a named executive officer’s continued employment through the vest date(s), except in certain limited circumstances. If a named executive officer dies or becomes disabled, (i) all unvested RSUs become vested and (ii) all earned PSUs for which the performance metric has been satisfied become vested at that amount. In the event the performance year applicable to the PSUs has not elapsed at the time of such death or disability, the PSUs will vest based on actual achievement of the performance metric. In the event of a named executive’s eligible retirement, (i) unvested RSUs become vested as to 1/3 of the award, multiplied by a pro rata portion based on the number of full calendar months that has elapsed during the then 12-month vesting period prior to retirement, divided by 12, and (ii) earned PSUs become vested as to a pro rata portion based on the number of full calendar months that has elapsed during the vesting period prior to retirement, divided by 36. For purposes of LTIP vesting, retirement means the named executive officer’s termination after attainment of age 62 and completion of at least 15 years of employment with the Company and its predecessors, or age 65 and completion of at least five years of employment with the Company. In the event of a change in control in which the LTIP awards are not replaced by an equivalent award, (i) RSUs become vested and (ii) unearned PSUs become vested at target and PSUs for which the performance metric has been satisfied and, therefore, are subject to time-vesting, become vested.

Other Compensation and Benefit Plans

The Company’s named executive officers receive additional compensation under a few other compensation and benefit plans. These plans and benefits, except those that are frozen or closed to new entrants, are provided to create an aggregate compensation and benefits package that is competitive in the marketplace, thereby, helping us to attract and retain the management talent needed to achieve the Company’s strategic objectives.

Financial Counseling Program

We provide limited perquisites to our executive officers.  Under our financial counseling program, up to $5,000 in expenses per calendar year incurred by officers for professional tax preparation, planning and compliance, investment planning, and estate planning will be paid by the Company.  Unused amounts up to one year’s allowance ($5,000) may be carried over from year to year.

Boise Cascade Pension Plan

Effective December 31, 2009, the compensation committee froze the pension benefit for all of our salaried employees including our named executive officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the compensation committee also froze our supplemental pension plans in which all of our named executive officers participated. Since December 31, 2009, none of our named executive officers has earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 (Average High Five) times an annual factor for each year of service. Under the BCPP, “compensation” is defined as the employee’s taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor was equal to 1.25%, and for each year of service from January 1, 2004 through December 31, 2009, the annual factor was equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003, times 1.25% and; 2) the Average High Five times the number of years of service between January 1, 2004 and December 31, 2009, times 1%. Under this formula, benefits are computed on a straight-line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service.

EXECUTIVE COMPENSATION

The Supplemental Pension Plan

While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company’s deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company’s general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is a derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year-end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date. All of our named executive officers have a benefit under the SUPP.

The Supplemental Early Retirement Plan

Under our unfunded, non-qualified Supplemental Early Retirement Plan (SERP), an officer was eligible for benefits under the plan if the officer: (i) was an officer of OfficeMax immediately prior to the 2004 Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the officer’s early retirement. Because the benefit definition in the SERP is a derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year-end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58, if he is still employed by the Company, and Mr. Stokes is now eligible under the SERP. Messrs. Corrick, Hutchinson, and Sahlberg do not participate in the SERP.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2018, for each of our named executive officers under each plan are disclosed in the table found under the heading “Pension Benefits” of this CD&A. Changes in the present value for the pension benefits for each named executive officer are disclosed in footnote 5 to the “Summary Compensation Table.”

The Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its named executive officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual’s total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

EXECUTIVE COMPENSATION

Since January 2013, the Company has provided a contribution to each salaried employee’s 401(k) account for each pay period in an amount equal to 4% of the employee’s eligible wages (base salary and short-term incentive compensation) for the period. If the Company’s EBITDA meets or exceeds targets specified by the compensation committee and the board of directors, the Company is able to make additional discretionary contributions in an amount equal to up to 2%, 3%, or 4% of the employee’s wages, depending on the affected employee’s number of years of service. For 2018, the compensation committee and the board set an EBITDA performance threshold of $175 million and maximum of $250 million. The Company approved a payout scale so that when performance falls between the threshold and maximum levels linear interpolation is used to determine the actual award. Amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation and/or credited to the participant’s deferred compensation account. In 2018, the Company’s performance, after discretionary adjustments made by the compensation committee, exceeded the maximum EBITDA threshold. All of our named executive officers participate in the plan.

Amounts deferred under this plan by the named executive officers are included in the salary disclosure in the “Summary Compensation Table,” and amounts contributed by the Company to the account of a named executive officer under the plan are included in the “All Other Compensation” column in the “Summary Compensation Table.”

Nonqualified Deferred Compensation Plan

Our 2004 Deferred Compensation Plan is an unfunded, nonqualified, defined contribution plan that was reopened for participation effective January 1, 2014. Under the deferred compensation plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant’s account is credited with an amount equal to what the Company’s 401(k) contribution would have been if the money had not been deferred and with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in installments over a specified period of years following the termination of their employment with the Company. Each of our named executive officers is a participant in our deferred compensation plan. Amounts deferred under this plan in any relevant year or contributed to the account under the plan by any of our named executive officers are disclosed in the “2018 Nonqualified Deferred Compensation Table.”

Salaried Employee Life Insurance Plan and Officers’ Supplemental Life Plan

The Company maintains two plans under which Company-paid life insurance is made available to its officers. Under its Salaried Employee Life Insurance Plan for which all of our salaried employees participate, the Company provides, at its expense during each salaried employee’s period of employment, life insurance in an amount equal to the employee’s base salary. Messrs. Corrick, Hutchinson, Rancourt, and Sahlberg participate in this plan.

Mr. Stokes participates in our Officers’ Supplemental Life Plan, which is closed to new participants, and under which a Company-paid life insurance benefit during employment is provided in an amount equal to two times the officer’s base salary.

Amounts paid by the Company for the coverage provided to each of our named executive officers is reported in the column titled “All Other Compensation” in the “Summary Compensation Table.”

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its named executive officers other than the limited agreements described in this section.

Severance Agreements with Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg

The Company entered into severance agreements with each of the named executive officers (except Mr. Hutchinson) in February 2008 to maintain operating continuity in the event of a change of control. The Company entered into revised severance agreements with each of its named executive officers in December 2012 and in August 2016 solely to bring the agreements into technical compliance with Internal Revenue Code Section 409A and entered into an agreement in 2014 with Mr. Hutchinson due to his promotion.

EXECUTIVE COMPENSATION

The severance agreements are effective for three years from the anniversary date, but unless the Company gives notice 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in 2018. Accordingly, the term of such agreements has now been extended to 2020.

The severance agreements for the named executive officers provide that in the event of a “qualifying termination” (meaning any termination with the exception of a termination (i) by the Company for cause or disability; (ii) by the employee other than for good reason (as described in the severance agreement); or (iii) as a result of the employee’s death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, a STIP payment for the year of termination based on the plan’s actual payout for the year and pro-rated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump-sum severance payment equal to two times the sum of the employee’s annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump-sum amount equal to the value of such employee’s unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company’s Supplemental Life Plan for 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher, which includes all of our named executive officers.

In the event of a change in control, the agreements require a second trigger of a qualifying termination from employment before benefits are payable.

The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he or she is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.

In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.

Summary Compensation Table

Role of Tax Considerations

Section 162(m) of the tax code limits the tax deductibility of compensation paid to our chief executive officer and certain other executive officers to $1 million per officer in any taxable year. Effective for taxable years beginning after December 31, 2017, the exception from Section 162(m)’s deduction limit for “performance-based” compensation has been repealed, unless the compensation qualifies for certain transition relief.  The Compensation Committee retains the flexibility and discretion to structure compensation programs and authorize compensation that may not be deductible, including as a result of the changes made to Section 162(m) of the tax code, as described above. This flexibility is necessary for elements of the Company’s success, such as attracting and retaining talented executives and rewarding achievement of the Company’s strategic objectives.

EXECUTIVE COMPENSATION

The following table presents compensation information for Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg for 2018, 2017, and 2016:

Officer Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Stock Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Change in Pension Value / Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Thomas K. Corrick Chief Executive Officer	2018	854,615	—	1,699,958	1,076,815	51,678	177,433	3,860,499
	2017	819,038	—	1,821,277	1,318,652	78,586	109,364	4,146,917
	2016	779,615	—	2,278,524	912,150	104,279	47,417	4,121,985
Wayne M. Rancourt EVP, Chief Financial Officer, and Treasurer	2018	499,885	—	499,983	503,884	5,596	90,327	1,599,675
	2017	481,962	—	528,746	581,969	145,909	58,072	1,796,658
	2016	466,731	—	661,503	409,556	75,329	26,999	1,640,118
Nick Stokes EVP, Building Materials Distribution	2018	482,885	—	499,983	355,403	4,742	108,640	1,451,653
	2017	462,308	—	587,499	702,708	121,674	77,323	1,951,512
	2016	442,308	—	661,503	516,256	43,726	45,220	1,709,013
Dan Hutchinson EVP, Wood Products	2018	431,731	—	499,983	542,254	31,122	78,636	1,583,726
	2017	416,731	—	587,499	473,406	39,917	50,530	1,568,083
	2016	401,731	—	661,503	307,324	20,704	21,501	1,412,763
John T. Sahlberg SVP, Human Resources, General Counsel	2018	460,731	—	400,021	377,339	24,292	87,424	1,349,807
	2017	444,846	—	470,021	465,531	42,249	55,651	1,478,298
	2016	431,500	—	587,985	328,156	15,673	24,989	1,388,303

(1)	Includes amounts deferred under our savings plan and our deferred compensation plan. See “Boise Cascade Company Savings Plan” and “Non-Qualified Deferred Compensation Plan” in the “CD&A” in this proxy statement.

(2)	No discretionary bonuses were given in 2016, 2017, or 2018.

(3)	Includes the total grant date fair value of the RSU and PSU awards granted in 2016, 2017, and 2018. The grant date value for the 2016 RSU awards is $16.56 per share, for the 2017 RSU awards is $27.05 per share, and for the 2018 RSU awards is $43.05 per share. The 2016 PSUs were awarded by the compensation committee at .97 times target with a grant date fair value of $16.56 per share. The 2017 PSUs were awarded by the compensation committee at 1.35 times target with a grant date fair value of $27.05 per share. The 2018 PSUs were awarded by the compensation committee at target with a grant date fair value of $43.05 per share. The 2018 PSU grant, assuming achievement of the maximum performance levels, would be as follows: Mr. Corrick – $1,699,959; Mr. Rancourt – $499,983; Mr. Stokes – $499,983; Mr. Hutchinson – $499,983; Mr. Sahlberg – $400,021.

(4)	Represents total payment of awards under our STIP for each year reported. The specific financial goals and performance objectives at corporate and business unit levels of the STIP are described under “STIP” in the “CD&A.” The amounts reported in this column include amounts deferred under our savings plan and our deferred compensation plan.

(5)	Amounts disclosed in this column include the following:

Officer	Year	Change in Pension Value(a) ($)	Nonqualified Deferred Compensation Earnings(b) ($)	Total
Thomas K. Corrick	2018	(166,070)	51,678	(114,392)
	2017	44,244	34,342	78,586
	2016	79,863	24,416	104,279
Wayne M. Rancourt	2018	(99,759)	5,596	(94,163)
	2017	140,314	5,595	145,909
	2016	68,694	6,635	75,329
Nick Stokes	2018	(164,527)	4,742	(159,785)
	2017	116,932	4,742	121,674
	2016	38,103	5,623	43,726
Dan Hutchinson	2018	(90,848)	31,122	(59,726)
	2017	17,381	22,536	39,917
	2016	(17,984)	20,704	2,720
	2018	(115,483)	24,292	(91,191)
John T. Sahlberg	2017	24,459	17,790	42,249
	2016	(20,879)	15,673	(5,206)

(a)
Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned.  The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of the named executive officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  Years with decreases in the present value of pension amounts are treated as $0 so only the nonqualified deferred compensation earnings appear in the Summary Compensation Table.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our named executive officers.

EXECUTIVE COMPENSATION

For more information concerning the pension plans and deferred compensation plans in which our named executive officers participate, see “Boise Cascade Pension Plan” and “Nonqualified Deferred Compensation” under “Other Compensation and Benefit Plans” in this proxy statement.

(6)	Amounts disclosed in this column include the following:

Officer	Year	Company Contributions to Savings Plans(a) ($)	Company-Paid Portion of Executive Officer Life Insurance(b) ($)	Perquisites ($)	Other ($)	Total ($)
Thomas K. Corrick	2018	173,862	1,976	1,595	---	177,433
Wayne M. Rancourt	2018	86,548	1,424	2,355	---	90,327
Nick Stokes	2018	94,848	7,309	6,483	---	108,640
Dan Hutchinson	2018	72,412	3,440	2,784	---	78,636
John T. Sahlberg	2018	74,100	3,440	9,884	---	87,424

(a)	See “Boise Cascade Company Savings Plan” and “Nonqualified Deferred Compensation Plan” under “Other Compensation and Benefit Plans” in the “CD&A” in this proxy statement for a description of these plans. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the named executive officer as taxable cash compensation.

(b)	See “Salaried Employee Life Insurance Plan and Officers’ Supplemental Life Plan” under “Agreements with named executive officers” in the CD&A in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

2018 Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our named executive officers in 2018 under our STIP and 2016 Incentive Plan.

Name Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Units Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards(3)
Grant Date of 2/22/18	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Thomas K. Corrick
Non-Equity Award(1)	213,654	854,615	1,922,884
Equity Award - PSUs(2)				9,872	19,744	39,488		849,979
Equity Award - RSUs							19,744	849,979
Wayne M. Rancourt
Non-Equity Award(1)	99,977	399,908	899,793
Equity Award - PSUs(2)				2,904	5,807	11,614		249,991
Equity Award - RSUs							5,807	249,991
Nick Stokes
Non-Equity Award(1)	96,577	386,308	869,193
Equity Award - PSUs(2)				2,904	5,807	11,614		249,991
Equity Award - RSUs							5,807	249,991
Dan Hutchinson
Non-Equity Award(1)	86,346	345,385	777,116
Equity Award - PSUs(2)				2,904	5,807	11,614		249,991
Equity Award - RSUs							5,807	249,991
John T. Sahlberg
Non-Equity Award(1)	74,869	299,475	673,819
Equity Award - PSUs(2)				2,323	4,646	9,292		200,010
Equity Award - RSUs							4,646	200,010

(1)	Reflects the potential threshold, target, and maximum incentive awards for the named executive officers for 2018 under our STIP as described above in “STIP” in the “CD&A” in this proxy statement. The named executive officers’ actual incentive awards earned in 2018 are disclosed in the “Non-equity Incentive Plan Compensation” column of the “Summary Compensation Table.” All awards earned under this plan were paid in February 2019 calculated based on the actual salary earned in 2018.

(2)	Reflects the potential threshold, target, and maximum incentive awards for the named executive officers for 2018 PSUs under the 2016 Incentive Plan. One hundred percent of the PSUs time vest on March 1, 2021. For further information on the terms of these incentive awards (which were awarded in 2018), refer to “LTIP Awards” in the “CD&A” in this proxy statement.

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $43.05 per share) at the time of award.

EXECUTIVE COMPENSATION

2018 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2018, 2017, and 2016 awards made to our named executive officers under the 2013 and 2016 Incentive Plans that had not vested as of December 31, 2018.

Stock Awards

Name Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
Thomas K. Corrick
2018 Officer PSU(1)	16,585	395,552
2018 Officer RSU(4)	19,744	470,894
2017 Officer PSU(2)	38,679	922,494
2017 Officer RSU(4)	19,100	455,535
2016 Officer PSU(3)	45,396	1,082,695
2016 Officer RSU(4)	15,600	372,060
Wayne M. Rancourt
2018 Officer PSU(1)	4,878	116,340
2018 Officer RSU(4)	5,807	138,497
2017 Officer PSU(2)	11,229	267,812
2017 Officer RSU(4)	5,545	132,248
2016 Officer PSU(3)	13,179	314,319
2016 Officer RSU(4)	4,529	108,017
Nick Stokes
2018 Officer PSU(1)	5,807	138,497
2018 Officer RSU(4)	5,807	138,497
2017 Officer PSU(2)	12,477	297,576
2017 Officer RSU(4)	6,161	146,940
2016 Officer PSU(3)	13,179	314,319
2016 Officer RSU(4)	4,529	108,017
Dan Hutchinson
2018 Officer PSU(1)	5,807	138,497
2018 Officer RSU(4)	5,807	138,497
2017 Officer PSU(2)	12,477	297,576
2017 Officer RSU(4)	6,161	146,940
2016 Officer PSU(3)	13,179	314,319
2016 Officer RSU(4)	4,529	108,017
John T. Sahlberg
2018 Officer PSU(1)	4,646	110,807
2018 Officer RSU(4)	4,646	110,807
2017 Officer PSU(2)	9,982	238,071
2017 Officer RSU(4)	4,929	117,557
2016 Officer PSU(3)	11,715	279,403
2016 Officer RSU(4)	4,025	95,996

(1)

On February 22, 2018, our Compensation Committee awarded our named executive officers the 2018 PSUs listed herein which represent actual amounts vested earned at 1.0 times target, as well as 0.84 times target for Messrs. Corrick and Rancourt, and include the unvested portions of these awards as of December 31, 2018. The 2018 PSUs vest and distribute on March 1, 2021.

(2)

On February 23, 2017, our Compensation Committee awarded our named executive officers the 2017 PSUs listed herein which represent the actual amounts earned at 1.35 times target and include the unvested portion of these awards as of December 31, 2018. The 2017 PSUs vest and distribute on March 1, 2020.

(3)

On February 24, 2016, our Compensation Committee awarded our named executive officers the 2016 PSUs listed herein which represent the actual amounts earned at .97 times target and include the unvested portion of these awards as of December 31, 2018. The 2016 PSUs vest and distribute on March 1, 2019.

(4)

On February 22, 2018, our Compensation Committee awarded our named executive officers the 2018 RSUs listed herein. One-third vested on March 1, 2019, one-third will vest on March 1, 2020, and the final one-third will vest on March 1, 2021. On February 23, 2017, our Compensation Committee awarded our named executive officers the 2017 RSUs listed herein. One-third vested on March 1, 2018, the second third vested on March 1, 2019, and the final one-third will vest on March 1, 2020. On February 24, 2016, our Compensation Committee awarded our named executive officers the 2016 RSUs listed herein. One third vested on March 1, 2017, the second third vested March 1, 2018, and the final third vested on March 1, 2019.

(5)	Market value based on the closing price for Boise Cascade Company stock on December 31, 2018, of $23.85 per share.

EXECUTIVE COMPENSATION

2018 Option Exercises and Stock Vested

The following table reflects the number of options exercised and stock awards vested in 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Thomas K. Corrick	-	-	66,680	2,633,860
Wayne M. Rancourt	9,872	174,359	19,467	768,947
Nick Stokes	5,923	100,208	19,775	781,113
Dan Hutchinson	2,962	45,881	19,775	781,113
John T. Sahlberg	6,582	78,476	17,304	683,508

(1)	Calculated using closing price of our common stock on the New York Stock Exchange on vest date of March 1, 2018 ($39.50).

2018 Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable to Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg, including the number of years of service credited to each of them under our defined benefit pension plans. No amounts were distributed to any of them during 2018 under the BCPP, the SUPP, or the SERP. Messrs. Corrick, Hutchinson, and Sahlberg do not participate in the SERP. For more information concerning our pension plans, see “Boise Cascade Pension Plan” under “Other Compensation and Benefit Plans” in this proxy statement.

Officer	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit(2) ($)
Thomas K. Corrick	SPP	29	1,063,282
	SUPP	29	452,290
Wayne M. Rancourt	SPP	25	635,013
	SUPP	25	208,512
	SERP	25	349,828
Nick Stokes	SPP	31	990,401
	SUPP	31	561,514
	SERP	31	203,073
Dan Hutchinson	SPP	29	711,207
	SUPP	29	146,750
John T. Sahlberg	SPP	27	905,657
	SUPP	27	176,063

(1)	Number of years credited service for Messrs. Corrick, Rancourt, Stokes, Hutchinson, and Sahlberg include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.
(2)

These values were calculated on the same basis and using the same assumptions used in the Company’s financial statements, except that the assumed retirement age for Messrs. Rancourt and Stokes were the later of their current age or the earliest age at which they could qualify for retirement under the SERP.  Please refer to Note 12 in our 2018 audited financial statements contained in our Annual Report on Form 10-K for a discussion of such assumptions

2018 Nonqualified Deferred Compensation

In February 2013, the 2004 deferred compensation plan was reopened for contributions effective January 1, 2014. Earnings on contributions and preexisting plan balances continued to accrue during 2018 in accordance with the terms of the plan. No withdrawals or distributions were made from the plan by any of our named executive officers during 2018. In 2018, contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable discretionary contribution to simulate the base contribution and discretionary contribution in the 401(k) plan. Aggregate earnings and year-end plan balances for each of our named executive officers are disclosed in the table below:

EXECUTIVE COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Thomas K. Corrick	805,413	32,216	142,448	-	2,920,088
Wayne M. Rancourt	-	-	15,500	-	295,353
Nick Stokes	-	-	13,135	-	250,288
Dan Hutchinson	448,434	17,937	85,465	-	1,776,762
John T. Sahlberg	301,395	12,056	66,886	-	1,363,468

(1)	Amount included in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the “Summary Compensation Table” based on the participant’s election for each deferral source.

(2)	Amounts included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	The above-market portion of the interest earned is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	The amounts reported in this column (with the exception of any amounts that are not above-market earnings) have been reported for applicable years in the “Summary Compensation Table.”

For more information concerning our nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation” under “Other Compensation and Benefit Plans” in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its named executive officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

●	Voluntary termination with good reason or involuntary termination by the Company without cause;

●	A change in control without adoption of a replacement plan or assumption of the existing obligations;

●	Death or disability; or

●	Retirement, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2018. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2018, termination. The amounts disclosed here do not include amounts earned by the named executive officer through that time as base salary, any bonuses approved by the compensation committee prior to that date, and payments earned prior to that date such as 2018 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in the CD&A.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our named executive officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the 2013 Incentive Plan and the 2016 Incentive Plan. For a description of these contractual arrangements, see “LTIPs” and “Agreements with named executive officers” in the CD&A.

EXECUTIVE COMPENSATION

Thomas K. Corrick

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)	Retirement(4) ($)
Base Salary (2 x annual base salary)	1,780,000	—	—	—
STIP (2x target)	1,780,000	—	—	—
LTIP	—	3,699,230	3,699,230	2,326,827
Insurance - healthcare, life, disability, and accident (18 months)	41,545	—	—	—
TOTAL	3,601,545	3,699,230	3,699,230	2,326,827

Wayne M. Rancourt

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,044,000	—	—
STIP (2x target)	835,200	—	—
LTIP	—	1,077,233	1,077,233
Insurance - healthcare, life, disability, and accident (18 months)	40,590	—	—
TOTAL	1,919,790	1,077,233	1,077,233

Nick Stokes

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)
Base Salary (2 x annual base salary)	1,010,000	—	—
STIP (2x target)	808,000	—	—
LTIP	—	1,143,846	1,143,846
Insurance - healthcare, life, disability, and accident (18 months)	37,855	—	—
Insurance Premium - Term Life (24 months)	14,462
TOTAL	1,870,317	1,143,846	1,143,846

EXECUTIVE COMPENSATION

Dan Hutchinson

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)	Retirement(4) ($)
Base Salary (2 x annual base salary)	890,000	—	—	—
STIP (2x target)	712,000	—	—	—
LTIP	—	1,143,846	1,143,846	706,890
Insurance - healthcare, life, disability, and accident (18 months)	40,483	—	—	—
TOTAL	1,642,483	1,143,846	1,143,846	706,890

John T. Sahlberg

Benefit	Qualified Termination(1) ($)	Change in Control(2) ($)	Death or Disability(3) ($)	Retirement(4) ($)
Base Salary (2 x annual base salary)	948,000	—	—	—
STIP (2x target)	616,200	—	—	—
LTIP	—	952,641	952,641	792,188
Insurance - healthcare, life, disability, and accident (18 months)	41,865	—	—	—
TOTAL	1,606,065	952,641	952,641	792,188

(1)	A Qualified Termination includes voluntary termination with good reason and involuntary termination without cause. The benefits are payable pursuant to the severance agreement with each named executive officer as described under “Agreements with Named Executive Officer” in the “CD&A”.

(2)	In the event of change of control in which LTIP awards are not replaced by equivalent awards, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the “2018 Outstanding Equity Awards at Fiscal Year-End” Table.

(3)	In the event of death or disability, the time-based LTIP awards vest immediately in full. The value represents the aggregate market value of the unvested awards presented under the “2018 Outstanding Equity Awards at Fiscal Year-End” Table.

(4)	In the event of retirement on December 31, 2018, pursuant to the respective award agreements, the unvested LTIP awards vest on a prorated basis according to the number of months that have elapsed in the vesting period prior to retirement. The value represents the prorated units as of December 31, 2018.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas K. Corrick, our chief executive officer:

For 2018, our last completed fiscal year:

●	The annual total compensation of our median employee (excluding our chief executive officer and our employees in the UK and Canada) was $51,499; and

●	The annual total compensation of our chief executive officer, as reported in the Summary Compensation Table above, was $3,860,499.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDER MEETING AND VOTING

Based on this information, we estimate that the annual total compensation of Mr. Corrick, our chief executive officer, was approximately 75 times that of our median employee in 2018.

We identified our median employee by preparing a list of all our employees (excluding our chief executive officer and our employees in the UK and Canada) as of December 31, 2018. We then collected the information necessary to calculate Medicare taxable income for the year ended December 31, 2018, as will be reported to the IRS on Form W-2 for the employees included in such list.

We did not include our employees in Canada or the United Kingdom in determining our median employee, as they accounted for less than 5% of our total employee population as of December 31, 2018.  As of December 31, 2018, we had a total of 6,222 employees, comprised of 6,099 U.S.-based employees, 122 employees in Canada, and 1 employee in England.

The pay ratio included above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and the methodology described above.  The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS’ MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2018 Annual Report by visiting www.proxyvote.com.  Please have your 12 digit control number available.  Your 12 digit control number can be found on your Notice of Internet Availability of Proxy Materials. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

You may view complete copies of all of our SEC filings, including Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting our website at www.bc.com and selecting Investors and then SEC Filings.

Record Date and Voting at Our 2019 Annual Shareholders’ Meeting

Shareholders owning our common stock at the close of business on March 6, 2019 (the Record Date), may vote at the annual meeting.  On the Record Date, 38,974,335 shares of our common stock were outstanding.  Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

All valid proxies properly executed and received by us prior to our annual meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the three director nominees to serve as Class III directors and hold office for a three-year term expiring at the annual meeting in 2022;
▪	FOR the nonbinding advisory to approve our executive compensation; and
▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.
Your shares will also be voted on any other matters presented for a vote at the annual meeting in accordance with the judgment of the persons acting under the proxies.  You may revoke your proxy and change your vote at any time before the annual meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the annual meeting.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDER MEETING AND VOTING

Quorum

A quorum is necessary to hold a valid meeting.  A quorum will exist if shareholders holding a majority of the shares of our common stock outstanding and entitled to vote at the annual meeting are present in person or by proxy.  Shareholders have no right to cumulative voting as to any matter, including the election of directors.  Abstentions and broker nonvotes will be treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum.  A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner or when it has discretionary power but declines to use it.  Brokers do not have discretionary voting power on nonroutine matters.  Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2019, is the only routine matter for consideration at the annual meeting.

Independent Tabulator

We have appointed Broadridge Financial Solutions Inc. (Broadridge) as our independent tabulator to receive and tabulate all votes cast at the annual meeting.  Broadridge will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Hawley Troxell Ennis & Hawley LLP, as our independent inspector of election to certify the vote results.

Proxy Solicitation

Our board of directors is soliciting your proxy.  Our employees and directors may solicit proxies by mail, telephone, email, or in person.  Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.  In addition, Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow Sodali”), will assist us in the solicitation of proxies.  We will pay $7,500 in fees, plus expenses and disbursements, to Morrow Sodali for its proxy solicitation services.

Householding of Annual Meeting Materials

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy materials.  This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of such documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive multiple copies of our proxy materials or Notice of Internet Availability of Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact the Broadridge Householding Department at the address and phone number shown.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDER MEETING AND VOTING

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

According to SEC rules, to be considered for inclusion in next year’s proxy statement, our corporate secretary must receive shareholder proposals at the address shown below no later than November 23, 2019:

Boise Cascade Company
Attention:  Corporate Secretary
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Additionally, our bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than January 3, 2020, and no later than February 2, 2020.

Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholders’ notice must include regarding director nominees and other business to be brought before a shareholders’ meeting.

You may view a complete copy of our bylaws by visiting our website at www.bc.com and selecting Investors, Leadership and Governance and then Bylaws.

If You Plan to Attend

If you plan to attend the annual meeting in person, please bring photo identification, as well as your Notice of Annual Shareholder Meeting; your brokerage statement reflecting your Boise Cascade common stock; a copy of the voting instruction card provided by your bank, broker, trustee, or nominee; or similar evidence of share ownership as of the Record Date.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/01/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BOISE CASCADE COMPANY 1111 WEST JEFFERSON STREET SUITE 300 BOISE, ID 83702-5389

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/01/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOU RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain
	1A Steven C. Cooper	☐	☐	☐
	1B Karen E. Gowland	☐	☐	☐
	1C David H. Hannah	☐	☐	☐

		For	Against	Abstain
2.	To provide a non-binding advisory vote approving the Company’s executive compensation.	☐	☐	☐	NOTE: This proxy when properly executed will be voted as directed or, if no direction is given, will be voted as the Board recommends.
		For	Against	Abstain
3.	To ratify the appointment of KPMG as the Company’s external auditors for the year ending December 31. 2019.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

Boise Cascade Company ANNUAL MEETING OF SHAREHOLDERS Thursday, May 2, 2019 9:30 A.M. Mountain Daylight Time Hyatt Place Boise Meeting Place 1 1024 W. Bannock St. Boise, Idaho 83702

Important Notice Regarding the Availability of Proxy Materials for the annual meeting: The Notice and Proxy Statement and our Annual Report on Form 10-K are available at www.proxyvote.com

Boise Cascade Company 1111 West Jefferson Street Suite 300 Boise, ID 83702

This proxy is solicited by the board of directors for use at the annual meeting on May 2, 2019.

If no choice is specified, the proxy will be voted “FOR” items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Jill Twedt, Kelly Hibbs, and Wayne Rancourt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

Address change/comments:

(If you noted any address changes and/or comments above, please mark corresponding box on reverse side.)
See reverse for voting instructions